News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2015 FIRST QUARTER RESULTS

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— March 9, 2015—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2015 first quarter ended December 31, 2014.

Fiscal 2015 First Quarter Highlights

•	Revenue of $37.5 million, a decrease of 1.6% year-over-year
•	Operating income of $6.1 million, an increase of 13.1% year-over-year
•	Net income of $4.4 million, or $0.46 per diluted share
•	Adjusted EBITDA of $10.3 million
•	Verifii, the next generation wireless service platform, continued advancement according to plan.
•	Company declares a reduction in dividend to $0.275 per share, compared to $0.55 per share in the previous quarter
•	Company reaffirms 2015 guidance

Mike Leatherman, President and Chief Executive Officer of Landauer stated, “We are pleased with our fiscal first quarter results, which provides a solid foundation for fiscal year 2015. We expect to return to a normal reporting cycle going forward. With the continued progress of our next generation digital dosimeter platform, Verifii, and the accounting issues clearly identified, the company has reset its strategic plan to become the premier Radiation Safety Solution Company. Going forward the priorities for increasing shareholder value include the following:

•

Continue investment in technology and the organization required to fully capitalize on the Verifii platform. Our goal is to increase penetration and expand our offering to our current channels of acute health care, professional health care offices and the military and industrial markets. The primary focus to drive revenue and profit growth will be new products and services that are annuity based in nature.

•	Stabilize the core business by continuing the aggressive remediation of the accounting control issues identified in our latest Form 10K filing.

•	Remain fully prepared to pursue large military and equipment orders.

•	Assess all components of the business to ensure alignment with strategic objectives.
•	Continue to manage the balance sheet and reduce debt.
•	Continue to return a competitive dividend to our shareholders.

Given Landauer’s history of successfully servicing regulated environments, we are well positioned to expand our services to the healthcare market as a result of the new regulations passed into law by The Joint Commission which become effective in July, 2015. Our dosimetry services combined with Imaging Physics services and our IT infrastructure uniquely position Landauer as an integrated solution for these new requirements. The introduction of the wireless Verifii platform into this set of integrated services is expected to bring increased value to the customer and a lower cost structure to Landauer. Finally, the changes we have made in our Medical Products business are beginning to yield results, as we realize modest, sequential growth and have received FDA approval for a new product. This product is now moving into field trials and there are two additional products in the FDA pipeline.”

First Fiscal Quarter Financial Overview and Business Segment Results

Revenues for the first fiscal quarter of 2015 were $37.5 million, a decrease 1.6%, compared with revenues of $38.1 million for the first fiscal quarter of 2014. The Radiation Measurement segment revenue decreased 6.0% to $26.5 million, due to a $0.8 million unfavorable foreign currency impact and a $0.7 million decrease in sales of military products. The Medical Physics segment increased 9.1% to $8.4 million, due to increased imaging and radiation therapy services.  The Medical Products segment increased 18.2% to $2.6 million, due to higher domestic revenues and the full-quarter impact in fiscal 2015 of a modest acquisition in December 2013.

Gross margin was 52.8% for the first fiscal quarter of 2015, compared with 52.0% for the first fiscal quarter of 2014.  Higher gross margins in the Radiation Measurement segment, were primarily attributable to favorable product mix, partially offset by a 0.6% decline in gross margin driven by increased staffing expenses in the Medical Physics segment to support additional contracts in the imaging and therapy divisions and a 0.5% decline in gross margin driven by Spherz price pressure in the Medical Products segment.

Selling, general and administrative expenses for the first fiscal quarter of 2015 were $13.7 million, a decrease of $0.6 million, or 4.2%, compared with $14.3 million for the first fiscal quarter of 2014. The decrease in selling, general and administrative expenses resulted primarily from a $0.9 million decrease in research and development expenses and a $0.7 million decrease in amortization expense as a result of adjustments recorded during the third fiscal quarter of 2014 to reduce the carrying value of intangible assets, offset by higher legal, audit and other professional fees of $0.7 million.

Operating income for the first fiscal quarter of 2015 was $6.1 million, an increase of $0.7 million, or 13.0%, compared with operating income of $5.4 million for the first fiscal quarter of 2014. The increase in operating income was driven by a $0.9 million decrease in research and development expenses, offset by an increase in selling, general and administrative expenses of $0.3 million.

Equity in income of joint ventures for the first fiscal quarter of 2015 was $0.7 million, a decrease of $0.6 million, or 46.2%, compared with $1.3 million for the first fiscal quarter of 2014.  The decrease was due primarily to the timing of military orders.

The effective tax rates for the first fiscal quarter of 2015 and 2014 were 26.2% and 32.0%, respectively.  The decrease in the effective tax rate was due primarily to the enactment of the research and development credit for calendar year 2014 in the first fiscal quarter of 2015.

Net income attributed to Landauer for the first fiscal quarter of 2015 was $4.4 million, an increase of $0.6 million, or 15.8%, compared with net income of $3.8 million in the first fiscal quarter of 2014.  The increase in net income was the result of a decrease in operating expenses of $0.7 million and a decrease in income tax provision of $0.3 million, partially offset by a decrease in equity in income of joint ventures of $0.6 million.

Excluding the costs associated with an acquisition, and non-cash stock based compensation expenses, adjusted net income was $4.7 million, compared to adjusted net income of $4.1 million in the comparable prior year period.  The resulting adjusted diluted earnings per share for the first fiscal quarter ended December 31, 2014 was $0.50 per share, compared to $0.43 per share in the same period last year.

The Company reported Adjusted EBITDA of $10.3 million in the first fiscal quarter of 2015 compared with $10.6 million for the first fiscal quarter of 2014. A reconciliation of net income to EBITDA and Adjusted EBITDA is included in the attached financial exhibits.

Radiation Measurement Segment

Radiation Measurement revenues for the first fiscal quarter of 2015 were $26.5 million, a decrease of $1.7 million, or 6.0%, compared with $28.2 million for the first fiscal quarter of 2014. The decrease in revenues was due primarily to the unfavorable impact of changes in foreign currency exchange rates of $0.8 million and lower military product sales to our joint venture of $0.7 million.

Radiation Measurement operating income for the first fiscal quarter of 2015 was $9.4 million, an increase of $0.6 million, or 6.8%, compared with operating income of $8.8 million for the first fiscal quarter of 2014. The increase in operating income was primarily due to a $1.0 million decrease in research and development expenses to support the Verifii next generation dosimetry platform, offset by a $0.3 million increase in selling, general and administrative expenses due to higher bad debt expense and additional headcount to support sales and marketing activities.

Medical Physics Segment

Medical Physics revenues for the first fiscal quarter of 2015 were $8.4 million, an increase of $0.7 million, or 9.1%, compared with $7.7 million for the first fiscal quarter of 2014.  Medical Physics operating income for the first fiscal quarter of 2015 was $0.6 million, compared to $0.4 million for the first fiscal quarter of 2014.  The increase in operating income is due primarily to lower operating expenses as a result of organizational restructuring during fiscal 2014.

Medical Products Segment

Medical Products revenues for the first fiscal quarter of 2015 were $2.6 million, an increase of $0.4 million, or 18.2%, compared to $2.2 million for the first fiscal quarter of 2014.  Medical Products operating income for the first fiscal quarter of 2015 was $0.3 million, as compared to an operating loss of $0.3 million for the first fiscal quarter of 2014.  The change was primarily due to a $0.7 million decrease in amortization expense as a result of adjustments recorded during the third fiscal quarter of 2014 to reduce the carrying value of intangible assets.

Corporate Selling, General and Administrative Expenses

Corporate selling, general and administrative expenses for the first fiscal quarter of 2015 were $4.2 million, an increase of $0.7 million, or 20%, compared to $3.5 million for the first fiscal quarter of 2014.  The increase was due primarily to higher legal, audit and other professional fees of $0.7 million.

Balance Sheet

Landauer ended the first fiscal quarter of 2015 with total assets of $210.8 million, a decrease of $5.8 million compared to total assets of $216.6 million at the end of fiscal 2014. The Company completed the quarter with $8.4 million of cash and cash equivalents on the balance sheet and unused borrowing capacity of $41 million under its current $175 million credit facility, which provides adequate liquidity to meet its current and anticipated obligations.  Net operating cash flow generated during the first fiscal quarter of 2015 was $9.5 million, representing a decrease from the prior year period of $0.5 million.

Dividend

Today, the Board of Directors declared a dividend of $0.275 per share, which is a reduction from the previous quarter’s dividend of $0.55 per share. The dividend is payable on April 3, 2015 to shareholders of record on March 19, 2015.

Based upon the Company’s updated strategic objectives, the Board decided the timing is right to reset the dividend. The Board firmly believes it is prudent to improve the Company’s capital management flexibility by reducing the dividend payments.  The revised dividend level still offers a competitive yield, while allowing further investment in growth and the retirement of debt. The dividend policy will continue to be evaluated every quarter to provide a balance of a sustainable dividend level to our shareholders, capital to execute our strategy and debt reduction.

Fiscal 2015 Outlook

Landauer’s business plan for fiscal 2015 currently anticipates aggregate revenues for the year to be in the range of $153 to $163 million. This range reflects the uncertainty of government funding during fiscal 2015 for military equipment sales opportunities as well as the outlook for foreign currencies.  The business plan also anticipates:

•	The effective tax rate for the full fiscal year is anticipated to be within a range of 28 percent to 32 percent.
•

Based upon the above assumptions, the Company anticipates Adjusted Net Income for fiscal 2015 in the range of $16 to $19 million and Adjusted EBITDA expected for fiscal 2015 in the range of $41 to $46 million.

Conference Call Details

Landauer has scheduled its first quarter conference call for investors over the Internet on Tuesday, March 10, 2015, at 9:00 a.m. Central Time (10 a.m. Eastern Time).  To participate, callers should dial 888-401-4668 (within the United States and Canada), or 719-325-2495 (international callers) about 10 minutes before the presentation.  To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software.  Investors may access a replay of the call by dialing 888-203-1112 (within the United States and Canada), or 719-457-0820 (international callers), passcode 8727665#, which will be available through Thursday, April 9, 2015.  The replay will also be available on Landauer’s website for 90 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2015 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties.  These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance, the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products ; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements.  These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses.  Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2014 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission.  The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

  Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in Thousands)	December 31, 2014	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$8,397	$6,761
Receivables, net of allowances of $1,742 at December 31, 2014 and $1,872 at September 30, 2014	29,565	34,707
Inventories	7,077	6,687
Prepaid expenses and other current assets	9,382	6,178
Current assets	54,421	54,333
Net property, plant and equipment	45,727	46,757
Equity in joint ventures	22,477	23,835
Goodwill	42,226	43,218
Intangible assets, net of accumulated amortization of $37,769 at December 31, 2014 and $37,579 at September 30, 2014	13,764	14,077
Other assets	32,232	34,366
Assets	$210,847	$216,586
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$41,876	$44,728
Non-current liabilities:
Long-term debt	133,585	133,585
Other non-current liabilities	24,189	24,539
Non-current liabilities	157,774	158,124
Stockholders' equity:
Landauer, Inc. stockholders' equity	9,999	12,254
Noncontrolling interest	1,198	1,480
Stockholders' equity	11,197	13,734
Liabilities and Stockholders' Equity	$210,847	$216,586

Landauer, Inc. and Subsidiaries

First Fiscal Quarter 2015 Financial Highlights

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2014	2013 (As Restated)
Net revenues	$37,547	$38,147

Cost and expenses:
Cost of sales	17,751	18,385
Selling, general and administrative	13,655	14,226
Acquisition, reorganization and nonrecurring costs	-	111
Costs and expenses	31,406	32,722
Operating income	6,141	5,425
Equity in income of joint ventures	696	1,281
Other expense, net	(702)	(778)
Income before taxes	6,135	5,928
Income tax expense	1,610	1,899
Net income	4,525	4,029
Less: Net income attributed to noncontrolling interest	148	208
Net income attributed to Landauer, Inc.	$4,377	$3,821

Net income per share attributable to Landauer, Inc. shareholders:
Basic	$0.46	$0.40
Weighted average basic shares outstanding	9,446	9,422

Diluted	$0.46	$0.40
Weighted average diluted shares outstanding	9,474	9,467

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Three Months Ended December 31,
(Dollars in Thousands)	2014	2013 (As Restated)
Cash flows from operating activities:
Net income	$4,525	$4,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,078	3,732
Equity in income of joint ventures	(696)	(1,281)
Dividends from joint ventures	1,139	1,340
Stock-based compensation and related net tax benefits	437	282
Current and long-term deferred taxes, net	(1,195)	260
Gain on sale, disposal and abandonment of fixed assets	(3)	-
Gain on investments	(111)	(268)
Changes in operating assets and liabilities	2,310	1,845
Net cash provided by operating activities	9,484	9,939
Net cash used by investing activities	(1,699)	(2,948)
Cash flows used by financing activities:
Long-term borrowings, net	-	1,000
Dividends paid to stockholders	(5,347)	(5,274)
Other financing activities, net	(331)	28
Net cash used by financing activities	(5,678)	(4,246)
Effects of foreign currency translation	(471)	49
Net increase in cash and cash equivalents	1,636	2,794
Opening balance - cash and cash equivalents	6,761	8,672
Ending balance - cash and cash equivalents	$8,397	$11,466

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is provided below:

	Three Months Ended December 31,
(Dollars in Thousands)	2014	2013 (As Restated)
Adjusted EBITDA
Net income attributed to Landauer, Inc.	$4,377	$3,821
Add back:
Net financing costs	838	789
Depreciation and amortization	3,078	3,732
Provision for income taxes	1,610	1,899
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$9,903	$10,241
Adjustments:
Non-cash stock based compensation	437	292
Acquisition, reorganization and nonrecurring costs	-	111
Sub-total adjustments	437	403
Adjusted EBITDA	$10,340	$10,644

	Three Months Ended December 31,
(Dollars in Thousands, Except per Share)	2014	2013 (As Restated)
Adjusted Net Income
Net income attributed to Landauer, Inc.	$4,377	$3,821
Sub-total adjustments	437	403
Income taxes on adjustments	(114)	(127)
Adjustments, net	323	276
Adjusted Net Income	$4,700	$4,097

	Three Months Ended December 31,
(Dollars in Thousands)	2014	2013 (As Restated)
Adjusted Free Cash Flow
Net cash provided by operating activities	$9,484	$9,939
Capital expenditures	(1,384)	(1,245)
Free Cash Flow	8,100	8,694
Acquisition, reorganization and nonrecurring costs	-	111
Adjusted Free Cash Flow	$8,100	$8,805

Segment Information

The following tables summarize financial information for each reportable segment for the three months ended December 31:

	Three Months Ended December 31,
(Dollars in Thousands)	2014	2013 (As Restated)
Revenues by segment:
Radiation Measurement	$26,491	$28,183
Medical Physics	8,484	7,739
Medical Products	2,572	2,225
Consolidated revenues	$37,547	$38,147

	Three Months Ended December 31,
(Dollars in Thousands)	2014	2013 (As Restated)
Operating income (loss) by segment:
Radiation Measurement	$9,384	$8,829
Medical Physics	618	433
Medical Products	334	(288)
Corporate	(4,195)	(3,549)
Consolidated operating income	$6,141	$5,425